EXHIBIT 99.1

Bioject Medical Technologies Inc

John Gandolfo, Chief Financial Officer

Cecelia C. Heer, Investor Relations Manager

908-470-2800, ext. 5103

www.bioject.com

BIOJECT REPORTS

FIRST-QUARTER 2003 RESULTS

BEDMINSTER, NJ, April 23, 2003 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced financial results for the first quarter of its fiscal year 2003, which ended March 31, 2003.

For the first quarter, Bioject reported revenues of $1.1 million, compared to first-quarter 2002 revenues of $2.5 million.  The Company reported a first-quarter 2003 operating loss of $2.3 million and net loss of $2.2 million, compared to an operating and net loss of $1.8 million in the comparable year-ago quarter.  As expected, revenues in the quarter were lower than the comparable year-ago period due to the recognition of approximately $1.0 million in license fees in 2002 from Amgen associated with their decision not to pursue commercialization with Bioject’s products.  In addition, first-quarter 2002 revenues included approximately $706,000 of product sales to Serono associated with the launch of their SeroJet™ product.

Basic and diluted net loss per common share for the quarter were $0.21 per share on 10.6 million weighted average shares outstanding, compared to a net loss of $0.17 per share on 10.5 million weighted average shares outstanding for the same period last year.

“During the first quarter, we signed on another partnership with a drug development company for the sale of our needle-free Vial Adapters.  This collaboration is expected to yield significant recurring revenues beginning in the third quarter of 2003,” said Jim O’Shea, Chairman, President and CEO.  “As we mentioned on our year end conference call, we expect these recurring revenues combined with our existing product sales and license fees, to reduce the variability of our revenues and operating results on a quarter-to-quarter basis beginning later this year.  Accordingly, we anticipate improvements in our results and remain comfortable with the prior revenue and earnings guidance for 2003.”

“Going forward, we will continue with our value creation strategy and focus on the high cost therapeutic, vaccine and veterinary markets.  We are actively focusing on expanding our existing relationships, securing new licensing partnerships and developing innovative new products as we move closer to our goal of being the leading supplier of drug delivery systems to the pharmaceutical and biotech industries. Based upon our current agreements and expected partnerships that we should add going forward, we continue to be optimistic about reaching break-even in 2004,” noted O’Shea.

The Company will conduct a conference call to discuss first-quarter results on Thursday, April 24, 2003 at 10:00 a.m. Eastern Daylight Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical and biotechnology companies.  Bioject’s partners include Serono and Merial.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future revenues and earnings and additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™ and the SeroJet™ , will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2003	2002
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$783	$1,122
Licensing and technology fees	317	1,386
	1,100	2,508
Operating Expenses
Manufacturing	929	1,760
Research and development	1,140	1,024
Selling, general and administrative	1,336	1,562
Total operating expenses	3,405	4,346

Operating loss	(2,305)	(1,838)
Other income	90	74
Net loss allocable to common shareholders	$(2,215)	$(1,764)

Basic and diluted net loss per common share	$(0.21)	$(0.17)

Shares used in per share calculations	10,648,355	10,532,116

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$13,272	$8,896
Marketable securities	3,437	8,404
Accounts receivable	410	562
Receivable from related party, current portion	74	74
Inventories	1,693	1,303
Other	178	163
	19,064	19,402

Long-term marketable securities	3,486	5,077
Receivable from related party	55	74
Property and equipment, net	3,120	2,898
Other assets, net	821	783
Total assets	$26,546	$28,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,176	$1,022
Deferred revenue	67	67
	1,243	1,089
Long term liabilities:
Long term lease payable	24	26
Deferred revenue	535	252

Shareholders’ equity:
Preferred stock	19,549	19,549
Common stock	88,448	88,356
Accumulated deficit	(83,253)	(81,038)
	24,744	26,867
Total liabilities and shareholders’ equity	$26,546	$28,234